Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of October 10, 2019 (with an effective date as of January 1, 2019) between iAnthus Capital Holdings, Inc. (the “Company”), located at 22 Adelaide Street West, Suite 2740, Toronto, Ontario M5H 4E3, and Julius Kalcevich, an individual (“Executive”) residing at                                               .

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company since 2016 and Company desires to continue to employ Executive as its Chief Financial Officer and Executive desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Company agrees to continue to employ Executive, and Executive accepts the continued employment with the Company on the terms and conditions set forth in this Agreement, to which the parties agree as follows:

1.  Term of Agreement.

The term of the Agreement will be indefinite, commencing on January 1, 2019 (“Effective Date”) and subject to termination pursuant to the terms and conditions discussed in paragraph 4 below. For all purposes under this Agreement and for the purpose of applicable employment standards legislation, the Executive’s start date of employment shall be October 24, 2016.

2.  Duties During Employment. Executive is being hired under this Agreement to perform services as follows:

(a)  Title and Reporting. Executive’s title shall be Chief Financial Officer. Executive shall report to the Chief Executive Officer.

(b)  Responsibilities. Executive’s duties and responsibilities shall include those commensurate with the goals and objectives agreed upon with the Chief Executive Officer on a regular basis; and such other duties and responsibilities as may be assigned or delegated to Executive from time to time by the Chief Executive Officer and the Board of Directors of the Company (hereinafter the “Services”). Executive shall comply with all federal, provincial and local laws, rules and regulations in the performance of Executive’s duties under this Agreement.

(c)  Outside Work. During the Term of this Agreement, Executive agrees to faithfully, diligently, and to the best of Executive’s ability, devote Executive’s entire business time and best efforts, energies, skills and experience to the discharge of Executive’s duties and responsibilities hereunder. Without the consent of the Chief Executive Officer or President, Executive will not take any other employment or be involved in any other business for remuneration. Executive shall not be involved in any activities which would prevent Executive from devoting Executive’s full attention and energies to the requirements of Executive’s position at the Company, but with the approval of the Board of Directors, not to be unreasonably withheld, may reasonably be engaged in civic and charitable endeavors so long as such civic or charitable endeavors and are not in conflict or competitive with, or adverse to, the interests of the Company.

(d)  US Entry. Following a Border Services Status Change (as defined below) during the term of this Agreement, the Executive may, in the Executive’s sole and unfettered discretion, resign from his role Chief Financial Officer, and continue in the Company’s employment in an alternate position that does not require the Executive to enter the United States (an “Alternate Position”). In this Alternate Position, the terms of this Agreement will remain the same and continue to apply to this employment relationship, including the Executive’s remuneration and benefits. For the purposes of this Agreement, the term “Border Services Status Change” means the Executive is refused entry on more than one occasion into the United States after the Effective Date. For greater certainty, placing the Executive in an Alternate Position shall not constitute Good Reason as defined in section 4(e) of this Agreement.

3.  Compensation and Benefits.

(a)  Salary. Executive’s annual base salary shall be Two Hundred and Fifty Thousand Dollars and No Cents ($250,000) per annum (“Base Salary”), which gross sum shall be less statutory withholding taxes and required deductions. Executive shall be paid in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed in accordance with the Company’s policies as from time to time in effect and may be increased but not decreased below the annual rate stated in the foregoing sentence in this Section 3(a).

(b)  Bonus. In addition to Executive’s Base Salary, beginning on January 1, 2020, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) in the sole discretion of the Board of Directors. The applicable criteria for achieving an Incentive Bonus shall be established annually by the Board of Directors, in its sole discretion, as soon as practicable. Any Incentive Bonus earned shall be payable no later than March 15 of the fiscal year after the fiscal year in which it was earned.

(c)  Options.

(i)  Time Vested Options. On February 1 of each calendar year during the term of this Agreement or the first day thereafter that the Company is permitted to make option grants to executives of the Company (each, a “Grant Date”), Executive shall receive a grant of stock options (“Time Vested Options”) to purchase Common Shares (“Shares”) of the Company pursuant to the iAnthus Capital Holdings, Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”) with a value (the “Option Value”) equal to Five Hundred and Fifty Thousand Dollars and No Cents ($550,000.00) per annum, which shall be incentive stock options to the maximum extent permitted. The exercise price of the Time Vested Option shall be equal to the Fair Market Value (as defined in the Plan), shall expire ten years after the Grant Date and shall vest in 12 equal quarterly installments commencing on the last day of the calendar quarter next following the Grant Date and otherwise pursuant to the terms and conditions of the Company’s form of Award Agreement (as defined in the Plan). Executive acknowledges that the options to purchase 170,368 Common Shares on August 6, 2019 reflect the Time Vested Option grants for calendar year 2019.

(ii)  Performance Options. In addition to the Time Vested Options, Executive shall also be entitled to receive a grant of stock options (“Performance Options” and collectively with the Time Vested Options and any previously issued options to the Executive the “Options”) to purchase Shares under the Plan. For calendar year 2019, the Performance Options shall have an Option Value equal to Four Hundred Thousand Dollars and No Cents ($400,000.00) per annum and thereafter shall be in such amount as shall be determined by the Company Compensation Committee, in its sole discretion, but in an amount not less than the Option Value of the Performance Options granted during calendar year 2019. Executive acknowledges that the options to purchase 123,904 Common Shares on August 6, 2019 reflect the Performance Option grants for calendar year 2019. The Company shall have reasonable discretion to cancel all, some, or none of the Performance Options depending on whether the Company or Executive has met the annual performance objectives (the “Performance Objectives”) as established annually by the Company and provided in writing to Executive. The exercise price of the Performance Options shall be equal to the Fair Market Value (as defined in the Plan), shall expire ten years after the Grant Date and shall vest in 12 equal quarterly installments commencing on the last day of the calendar quarter following the Grant Date and otherwise pursuant to the terms and conditions of the Company’s form of Award Agreement. The Company shall notify Executive within 30 days of the end of the calendar year regarding the amount, if any, of Executive’s Performance Options for that year that have been earned and no Performance Options, whether vested or not, shall be exercisable until the Company has determined whether the Performance Objectives have been met.

(iii)  Option Criteria. For purposes of determining the number of Options to be granted to Executive in payment of the Time Vested Options or Performance Options granted to Executive, the Options shall be valued (i.e. “Option Value,” based on the date of the grant using the Black-Scholes option pricing model, with the input variables determined by the Company in its sole discretion consistently applied, and shall, to the maximum extent permitted, be incentive stock options. In the event of an inconsistency or conflict between the provisions of this Agreement and the provisions of the Plan or any Option Agreement thereunder with respect to the grant of any Option, the terms of the Plan or any Award Agreement shall control.

(d)  Benefits.

(i)  During the Term, to the extent eligible under the applicable plans and programs, Executive and Executive’s family shall be entitled to participate in the Company’s medical, dental, and vision plan at no cost to Executive and to such other plans and programs made available to employees of the Company generally. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

(ii)  The Company shall provide a reasonable stipend for a gym membership, so long as Executive submits proof annually that Executive is an active gym member.

(e)  Vacation and Holidays. Executive shall be entitled to 25 days of paid time off (“PTO”) each full calendar year (pro-rated to reflect any particle calendar year during which the Executive is employment by the Company pursuant to this agreement), to be taken in accordance with the Company’s PTO policies as in effect from time to time. Any PTO shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)  Other Expenses. The Company will reimburse Executive for all reasonable expenses in the performance of Executive’s duties under the Agreement, in accordance with the Company’s standard reimbursement policies. Executive further agrees to comply with the Company’s reimbursement procedures and with the conditions for reimbursements as required by the Canada Revenue Agency and the rules and regulations thereunder in connection with the incurring and reporting of business expenses.

4.  Termination of Agreement

(a)  Termination For Cause. The Company shall be entitled to terminate this Agreement and Executive’s employment immediately and without notice for “Cause”. Termination for “Cause” shall mean termination based upon: (i) the failure by Executive to follow directions of the Board of Directors or Chief Executive Officer in the handling of material matters which are consistent with Executive’s position; (ii) the willful or continued engagement by Executive in conduct which is materially injurious to the Company, monetarily or otherwise, including, but not limited to, (a) the disclosure by Executive of material Confidential Information (as defined in paragraph 5(a)(i)), which is inconsistent with Executive’s responsibilities set forth in paragraph 2(b), (b) breach by Executive of Executive’s fiduciary duties to the Company, (c) violation by Executive of any restrictive covenant, including covenants not to compete, to solicit the Company’s clients or employees or disparage the Company or its officers, employees, business partners, affiliates or representatives, as further defined in paragraph 5 below; (iii) a conviction of, a guilty plea or a confession by Executive to an act of fraud, misappropriation or embezzlement or to an indictable offence; (iv) a material violation of the Company’s employment policies; (v) a material breach by Executive of this Agreement; (vi) Executive’s willful absence from Executive’s employment or willful failure or refusal to perform or gross neglect in the performance of Executive’s duties or responsibilities hereunder, or (vii) any other act which constitutes cause at common law or disentitles the Executive to notice or severance under applicable employment standards legislation. Where reasonable, prior to termination under subparagraphs (i), (ii), (iv), (v) or (vi) above, the Company will provide Executive with written notice of any act or omission it believes constitutes Cause for termination, including stating the reasons for such belief, and Executive shall have thirty (30) days to cure and/or to present Executive’s position regarding the matter. In the event of termination of Executive by the Company for Cause, the Company shall have no obligation to pay Executive anything other than accrued but unpaid salary and vacation pay to the date of termination and any Options (whether Time Vested Options or Performance Options and whether vested or unvested Options) shall terminate and be of no further force and effect; provided, however, that any Options that had vested prior to the date that was 12 months prior to the date of termination shall be exercisable for a period of 90 days following the date of termination for Cause. In addition, the Company shall provide Executive with any benefit continuation rights as required by law. A termination for Cause will be effective upon the Company’s delivery to Executive of a written notice advising Executive of Executive’s termination, provided that a termination for Cause under subparagraphs (i), (ii), (iv), (v) or (vi), in circumstances where thirty (30) calendar days advance written notice has been given, will be effective on the thirty first (31st) calendar day after Executive’s receipt of said notice if the conduct constituting Cause has not, in the Company’s opinion, been corrected by Executive.

(b)  Termination In The Event Of Executive’s Disability. If, as a result of the incapacity of Executive due to physical or mental illness as determined by the Company Board of Directors, Executive is unable to perform substantially and continuously the duties assigned to Executive hereunder for a period of one hundred twenty (120) days or more, with or without accommodation being made by the Company, and compliance by the Company with all applicable statutes, the Company may terminate this Agreement for “Disability,” upon twenty-one (21) calendar days’ notice. In said event, the Company shall be required to pay Executive accrued but unpaid salary and vacation pay to the date of termination and all issued Options (whether Time Vested Options or Performance Options and whether vested or unvested) shall be accelerated and become exercisable(and shall not be subject to reduction for failure to meet Performance Objectives) and the Company agrees that the Options shall continue to be exercisable until the later of (x) expiration date set forth in the relevant option agreement (without regard to any provision of the Plan or option agreement providing for earlier termination) and (y) five years from the date of termination of Executive’s employment. In the event that the Company terminates this Agreement for “Disability” at the beginning of any calendar year and prior to the grant of any Options (whether Time Vested Options or Performance Options) with respect to such calendar year, in connection with any such termination, the Company shall issue to Executive a number of Options with an Option Value equal to the Option Value of the Options granted to Executive in the prior calendar year, which shall be fully vested, immediately exercisable with an exercise price equal to the Fair Market Value at time of issuance (and the number of Performance Options shall not be subject to reduction for failure to meet Performance Objectives) and shall be exercisable for a period of ten year from the date of grant. In addition, the Company shall provide Executive and Executive’s dependents with any benefit continuation rights as required by law and any other entitlements, accrued or otherwise, under applicable employment standards legislation.

(c)  Termination In The Event Of Executive’s Death. This Agreement shall terminate immediately upon the death of Executive. In said event, the Company shall be required to pay Executive’s estate all accrued but unpaid salary and vacation pay to the date of termination payable within ten days after the date of termination and all issued Options (whether Time Vested Options or Performance Options and whether vested or unvested) shall be accelerated and become exercisable and the Company agrees that the Options shall continue to be exercisable until the later of (x) expiration date set forth in the relevant option agreement (without regard to any provision of the Plan or option agreement providing for earlier termination) and (y) five years from the date of the Executive’s death. In the event that this Agreement terminates as a result of Executive’s death at the beginning of any calendar year and prior to the grant of any Options (whether Time Vested Options or Performance Options) with respect to such calendar year, in connection with any such termination, the Company shall issue to Executive, to the maximum extent permitted by law, a number of Options with an Option Value equal to the Option Value of the Options granted to Executive in the prior calendar year, which shall be fully vested, immediately exercisable (and shall not be subject to reduction for failure to meet Performance Objectives) and shall be exercisable for a period of ten year from the date of grant. In addition, the Company shall provide Executive’s dependents with any benefit continuation rights as required by law.

(d)  Termination By Executive Without Good Reason. Should Executive resign or otherwise leave Executive’s employment with the Company during the Term of the Agreement other than for “Good Reason” (as defined in paragraph 4(e) below), Executive must provide the Company with thirty (30) days’ advance written notice (“Transition Notice”). Provided that Executive provides the required notice, the Company shall be required to pay Executive all accrued and unpaid salary and vacation pay to the date of termination and all issued vested Options (whether Time Vested Options or Performance Options) shall continue to be exercisable but any unvested Options (whether Time Vested Options or Performance Options) shall terminate and be of no further force and effect. Should the Company choose to release Executive during the Transition Notice period, it shall pay to Executive Executive’s salary, vacation pay and other benefits for the remainder of the Transition Notice period and any Options that would have vested during the remainder of the Transition Notice period shall also vest but the Company shall have no further obligations to Executive thereafter. In the event Executive resigns without Good Reason and fails to provide Transition Notice, Executive shall be in breach of this Agreement and shall be liable for damages suffered by the Company as a result of Executive’s contract breach. Should Executive terminate Executive’s employment without Good Reason and without providing Transition Notice, the Company shall be relieved of its obligations to Executive under this Agreement, other than to pay Executive any salary earned to date and any unvested Options (whether Time Based Options or Performance Based Options) shall terminate and be of no further force and effect.

(e)  Termination By Executive For Good Reason. Termination by Executive for “Good Reason” shall mean, termination by Executive because of: (i) a diminution in Executive’s Base Salary or the Company’s failure to provide Executive during any calendar year with a grant of Time Vesting Options or Performance Options in an amount at least equal to the value of Time Vesting Options or Performance Options, respectively, granted during to Executive during calendar year 2019 or the Company otherwise fails to provide the other the Company’s failure to provide Executive with the compensation and benefits as set forth in this Agreement; (ii) a material diminution in Executive’s title, authority, responsibilities, duties or status without Executive’s consent, which significantly alters the nature of the position for which Executive was hired; or (iii) any material breach by the Company of any provision of this Agreement which is not under Executive’s control. Executive shall provide the Company with thirty (30) days’ written notice of Executive’s intentions to terminate Executive’s employment for Good Reason. The Company shall have the right to cure any alleged failure to comply with its obligations hereunder within this thirty (30) day period and, if cured, Executive’s notice of termination for Good Reason shall be deemed rescinded.

(f)  Entitlements Upon Termination of Executive Without Cause Or By Executive With Good Reason. Should the Company terminate Executive’s employment without Cause, it shall provide Executive with the notice that it deems reasonable under the circumstances. In the event the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment with the Company for Good Reason, the Company shall pay Executive any accrued but unpaid salary and vacation pay to the date of termination and all issued Options (whether Time Vested Options or Performance Options and whether vested or unvested) shall be accelerated and become exercisable and the Company agrees to extend the period during which the Options may be exercisable: (x) for a period of one year following the date of termination of employment, if Executive has been employed by the Company or any predecessors for less than three (3) years, and (y) until later of (A) expiration date set forth in the relevant Award Agreement (without regard to any provision of the Plan or Award Agreement providing for earlier termination) and (B) five years from the date of termination of Executive’s employment, if Executive has been employed by the Company or any predecessors for at least three (3) years. In addition, if Executive has been employed by the Company or any predecessors for at least three (3) years, the Company also shall issue to Executive (the “Additional Option Grant”) such additional number of Options with an Option Value equal to the Option Value of the Options that were issued to Executive during the preceding twelve (12) months (or if no Options have been granted within the previous twelve (12) months, then the most recent Option grant), which shall be fully vested, immediately exercisable with an exercise price equal to the Fair Market Value at time of issuance (and shall not be subject to reduction for failure to meet Performance Objectives) and shall be exercisable for a period of ten year from the date of grant. The Company shall additionally pay to Executive in cash, an amount equal to Executive’s Base Salary for one year following Executive’s termination date (the “Severance Payment Period”) plus the amount of any Incentive Bonus paid in cash to Executive in the previous twelve (12) months (such payment, the “Severance Payment”). The payment by the Company of the Severance Payment shall be paid out in equal installments for the remainder of the Severance Payment Period on regular Company pay days, and such payments shall be inclusive of any entitlement the Executive has to termination pay or severance pay under applicable employment standards legislation. Additionally, to the extent permitted by applicable plans and policies, the Company shall continue the Executive’s participation in its group insured benefits program for the duration of the Severance Payment Period, and any such benefits that cannot be continued will be continued for the statutory notice period required under applicable employment standards legislation. The Company shall have no further obligation to continue the Executive’s participation in its group insured benefits program if Executive accepts employment with a new employer that offers Executive medical benefits. In order to be entitled to the accelerate vesting of the Options and to receive the Additional Option Grants, Severance Payment and benefit continuation under this paragraph, Executive must (i) sign a release of all claims against the Company and its officers, representatives and employees and a covenant not to sue, and (ii) at the discretion of the Company, either continue to work for the Company for a reasonable transition period and/or provide reasonable outside transition assistance as requested for 90 days after Executive’s employment cessation. The Severance Payment shall be subject to all required statutory withholdings and deductions. Executive acknowledges that the severance benefits detailed herein (or notice payments as specified in other paragraphs of this Agreement), is further and valid consideration for Executive’s covenants not to: (i) disclose Confidential Information, as defined in paragraph 5(a)(i) and restricted in paragraph 5(b) below; (ii) compete by operating, managing, or being otherwise employed by or associated with a Competitive Business as defined in paragraph 5(c) below; (iii) solicit the Company’s customers, former customers or prospective customers, as defined and provided for in paragraph 5(c) below; (iv) solicit the Company’s employees, vendors or other business associates to cease doing business with the Company; or (v) disparage the Company or its employees, officers and representatives, as provided for in paragraph 5 (d) below, and that a breach of the Executive of those covenants shall give the Company the right to cease any ongoing payments or benefits provided to Executive following the date of termination.

(g)  Effect of Termination By Company as a Result of a Change in Control. In the event the Company terminates Executive’s employment without Cause or the Executive terminates employment for Good Reason during the first twelve (12) months after a “Change in Control” (defined in paragraph 4(g)(i) below), the Company shall pay Executive any accrued but unpaid salary and vacation pay to the date of termination, payable within ten days after the date of termination. The Company shall additionally pay to Executive in cash an amount equal to Executive’s Base Salary Compensation for two years following Executive’s termination date (the “Change in Control Severance Payment Period” and such payment, the “Change in Control Severance Payment”). The payment by the Company of Executive’s Change in Control Severance Payment shall be paid out in a lump sum within ten days after the date of termination. In addition, all issued Options (whether Time Vested Options or Performance Options and whether vested or unvested) shall be accelerated and become exercisable (and shall not be subject to reduction for failure to meet Performance Objectives) and the Company agrees that the Options shall continue to be exercisable until the later of (x) expiration date set forth in the relevant option agreement (without regard to any provision of the Plan or option agreement providing for earlier termination) and (y) five years from the date of termination of Executive’s employment. In addition, (x) if Executive has been employed by the Company or any predecessors for less than three (3) years, the Company also shall issue to Executive such additional number of Options with an Option Value equal to the Option Value of the Options that were issued to Executive during the preceding 12 months (or, in the case of options, if no Options have been granted within the previous twelve (12) months, then the most recent Option grant) which shall be fully vested, immediately exercisable with an exercise price equal to the Fair Market Value at time of issuance (and the number of Performance Options shall not be subject to reduction for failure to meet Performance Objectives) and shall be exercisable for a period of ten year from the date of grant and (y) if Executive has been employed by the Company or any predecessors for at least three (3) years, the Company also shall issue to Executive such additional number of Options with an Option Value equal to two times the Option Value of the Options that were issued to Executive during the preceding 12 months (or, in the case of options, if no Options have been granted within the previous twelve (12) months, then the most recent Option grant) which shall be fully vested, immediately exercisable with an exercise price equal to the Fair Market Value at time of issuance (and the number of Performance Options shall not be subject to reduction for failure to meet Performance Objectives) and shall be exercisable for a period of ten year from the date of grant (such additional option grant, herein referred to as (the “Additional Change in Control Option Grant”). Additionally, to the extent permitted by applicable plans and policies, the Company shall continue the Executive’s participation in its group insured benefits program for the duration of the Severance Payment Period, and any such benefits that cannot be continued will be continued for the statutory notice period required under applicable employment standards legislation. In order to be entitled to the accelerated vesting of the Options and to receive the Additional Change in Control Option Grants, Change in Control Severance Payment and benefit continuation under this paragraph, Executive must (i) sign a release of all claims against the Company and its officers, representatives and employees and a covenant not to sue, and (ii) at the discretion of the Company, either continue to work for the Company for a reasonable transition period and/or provide reasonable outside transition assistance as requested for 90 days after Executive’s employment cessation. The Change in Control Severance Payment shall be subject to all required statutory withholdings and deductions. Executive acknowledges that the severance benefits detailed herein (or notice payments as specified in other paragraphs of this Agreement), is further and valid consideration for Executive’s covenants not to: (i) disclose Confidential Information, as defined in paragraph 5(a)(i) and restricted in paragraph 5(b) below; (ii) compete by operating, managing, or being otherwise employed by or associated with a Competitive Business as defined in paragraph 5(c) below; (iii) solicit the Company’s customers, former customers or prospective customers, as defined and provided for in paragraph 5(c) below; (iv) solicit the Company’s employees, vendors or other business associates to cease doing business with the Company; or (v) disparage the Company or its employees, officers and representatives, as provided for in paragraph 5(d) below and that a breach of the Executive of those covenants shall give the Company the right to cease any ongoing payments or benefits provided to Executive following the date of termination.

(i)  The term “Change of Control” means the occurrence of:

(1)  any individual, entity or group of individuals or entities acting jointly or in concert (other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any person who becomes such a beneficial owner in connection with a transaction described in paragraph (ii) below);

(2)  the consummation of a merger or consolidation of the Company or any direct or indirect Affiliate of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company;

(3)  a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or

(4)  a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board of Directors.

(ii)  The term “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(iii)  The term “person” includes an individual, partnership, joint venture, body corporate, trust or other entity or any other form of enterprise or business organization.

(iv)  For purposes of this Section 4(g), (x) the term “Adjusted Base Salary Compensation” means such percentage (not to exceed 50%) of Executive’s total compensation (being the aggregate value of Base Salary, Incentive Bonus and the Option Value of the Time Vested and Performance Options) that the Executive received during the preceding 12 months (or, in the case of the Options, if no Options have been granted within the previous twelve (12) months, then the most recent Option grant) (“Total Compensation”), that Executive elects to receive in the form of cash rather than Option as his or her Change in Control Severance Payment and (y) the term “Adjusted Option Value” means such percentage (equal to 100% less the percentage selected by Executive under clause (x) above) of Executive’s total compensation that the Executive received during the preceding twelve (12) months (or, in the case of the Options, if no Options have been granted within the previous twelve (12) months, then the most recent Option grant) (“Total Compensation”), that Executive elects to receive in the form of Options rather than cash as his or her Additional Change in Control Option Grant. Executive shall notify the Company of his or her allocation selection within five (5) days of the date of termination after a Change of Control and in the event that Executive does not notify the Company within such five (5) day period, the Change in Control Severance Payment and Change in Control Option Grant shall be based on the percentage allocation of Total Compensation that the Executive received during the preceding twelve (12) months.

5.  Confidentiality and Restrictive Covenants.

(a)  Executive Acknowledges:

(i)  the business of cannabis, in which the Company is engaged, is intensely competitive and that Executive’s employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, their plans for product expansion, marketing, financial information, profit margins, customer relationships, industry contacts, vendor and management contracts and other services, plans, rules and regulations, personnel information, and other trade secrets of the Company, all of which are of vital importance to the success of their business (collectively, “Confidential Information”);

(ii)  direct or indirect disclosure of any Confidential Information, particularly information regarding the Company’s plans and strategies, financial information, profit margins or customer relationships would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to its business;

(iii)  by Executive’s training, experience, expertise and access to the Company’s customers, clients, investors, consultants, strategic partners, employees and affiliates, Executive’s services to the Company are special and unique; and

(iv)  if Executive leaves the Company’s employ to work for a competitive business as defined below, in any capacity, or solicits its customers, business partners, vendors or employees to cease doing business during the restrictive periods, it would cause the Company irreparable harm.

(b)  Covenant Against Disclosure. Executive covenants and agrees that all Confidential Information relating to the business and services of the Company, any business partner, affiliate or customer of the same, shall be and remain the sole property and confidential business information of each of them, free of any rights of Executive. Executive further agrees not to make any use of the Confidential Information and not to disclose the information to third parties, without the prior written consent of the Company, except in the performance of Executive’s duties hereunder or where disclosure is related to an investigation or action by the Securities and Exchange Commission or required by any other governmental agency that directs Executive to refrain from notifying the Company. The obligations of Executive under this Paragraph 5(b) shall survive any termination of this Agreement. Executive agrees that, upon any termination of Executive’s employment with the Company, for any reason, all Confidential Information in Executive’s possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company or, at the Company’s request shall be destroyed, and in either case will not be retained by Executive or furnished to any third party, either by sample, facsimile, film, audio, computer or video cassette, electronic data, verbal communication or any other means of communication.

(c)  Non-Competition. As consideration for the enhanced benefits and provisions of this Agreement, including the enhanced severance benefits in paragraphs 4(f) and 4(g) above, Executive agrees that Executive shall not, during the Term of this Agreement and until the date which is twelve (12) months after the date of the termination of Executive’s employment hereunder for any reason (whether lawful or unlawful), directly or indirectly, in the City of Toronto be an owner of or involved in the management or operations of or be employed by or affiliated as an independent contractor or on any other basis with a “Competitive Business. “For purposes of this Agreement, the term “Competitive Business” means any person or entity which is in the business of growing, producing, extracting and selling a wide variety of cannabis products in multiple states. For the removal of doubt, the term “Competitive Business” is meant to specifically include publicly-traded and privately-held “multistate operators” with which the Company is commonly grouped by industry analysts, but shall not include businesses that (i) operate in three or fewer U.S. states or Canadian provinces; or (ii) businesses that operate in multiple U.S. states or Canadian provinces but primarily through license agreements or similar arrangements but do not directly cultivate, produce, extract and sell a wide variety of cannabis products itself in at least four U. S. states or Canadian provinces. This paragraph shall not be applicable to Executive’s ownership of not more than 3% of the total outstanding stock of a publicly held company, or any activity engaged in by Executive with the prior written approval of the Chief Executive Officer or Board of Directors.

(d)  Non-Solicitation. As consideration for the enhanced benefits and provisions of this Agreement, including the enhanced severance benefits in paragraphs 4(f) and 4(g) above, Executive agrees that Executive shall not, during the Term of this Agreement and until the date which is twelve (12) months after the date of the termination of Executive’s employment hereunder for any reason (whether lawful or unlawful), directly or indirectly, solicit any current, former or potential customer of the Company, whether on the Executive’s own behalf or on behalf of any another person, firm, company, business or venture involved in a Competitive Business. For purposes of this provision, the term “customer” means any entity or person who bought products or services from the Company, or who was approached by the Company for the purposes of the sale of product or services, during the Executive’s employment or, in the case of an act of solicitation following the termination of the Executive’s employment, within twelve (12) months of the date the Executive’s employment terminates and (i) with whom the Executive dealt in connection with the Executive’s employment with the Company or, (ii) about whom the Executive received Confidential Information.

(e)  Further Covenants Against Interference With the Company’s Business. As consideration for the enhanced benefits and provisions of this Agreement, including the enhanced severance benefits in paragraphs 4(f) and 4(g) above, Executive agrees that during Executive’s employment and until the date which is twelve (12) months after the date of the termination of Executive’s employment hereunder for any reason (whether lawful or unlawful), Executive will not, directly or indirectly, take any of the following actions and Executive will use Executive’s best efforts to ensure that any business Executive may subsequently work for or be affiliated with does not take any of the following actions:

(i)  solicit, persuade or attempt to persuade any employee of the Company to leave the employ of the Company;

(ii)  solicit, persuade or attempt to persuade any customer, vendor or other business associate of the Company to cease doing business with the Company or to reduce the amount of business it does with the Company; or

(iii)  disparage the Company, its current, past or future officers, employees, representatives, customers, vendors or business affiliates or any specific actions which the Company or its past or future officers, employees, representatives, customers, vendors or business affiliates may take.

(f)  Remedy for Breach. In the event Executive breaches the provisions of this paragraph 5, the Company shall have the right to enforce these provisions by court action for injunctive or other relief, without the posting of a bond, and shall have the benefit of the full period of any restrictive covenant in issue. Should the Company commence legal action to enforce the provisions of this paragraph 5, in addition to injunctive or other equitable relief, the Company shall be entitled to damages at law and, if successful, to reimbursement by Executive of its reasonable attorneys’ fees and expenses.

(g)  Acknowledgment by Executive. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable with respect to scope of substantive coverage, duration and geographic area, are designed to and are absolutely necessary to protect the legitimate business interests of the Company, and do not confer benefits upon Company disproportionate to the detriment of Executive. Executive acknowledges that the Company has given Executive, and Executive has received and/or will continue to receive full and adequate consideration for the promises made by Executive and the restrictions contained in this paragraph 5.

(h)  Survival. This paragraph 5 shall survive the termination of this Agreement.

6.  Inventions, Patents and Copyrights1.

(a)  Assignments and Waivers.

Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright, or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, from the date Executive’s employment with the Company commenced until Executive`s cessation of employment with the Company (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively referred to as “Intellectual Property Rights”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment (“Works of Authorship”) and which are protectable by copyright are, for the purposes of United States copyright law, “works made for hire,” as that term is defined in the United States Copyright Act and, for the purposes of Canadian copyright law, are works made in the course of employment pursuant to s. 13(3) of the Copyright Act (Canada). Executive hereby waives, in favour of Company and any of Company’s designees, any and all moral rights that Executive has in any Works of Authorship.

(b)  Originality, Non-Infringement and Maintenance of Records.

Executive represents and warrants that all Works of Authorship are original and that any Inventions made by Executive (solely or jointly with others) during the Term of Executive’ s employment with the Company do not infringe any Intellectual Property Rights, including moral rights, of any person. Executive agrees to keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during the Term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c)  Further Assurances and Intellectual Property Registrations.

Executive agrees to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such further agreements, waivers, instruments and documents as Company or its designee may reasonably request in order to assist the Company, or its designee, at the Company’s expense, in every proper way to secure and confirm the Company’s rights in the Inventions and any Intellectual Property Rights related thereto in any and all countries, including without limitation the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, waivers and all other instruments which the Company shall deem necessary in order to evidence its ownership of the rights in the Inventions and any Intellectual Property Rights related thereto, to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, industrial design, trademark or other registrations thereon with the same legal force and effect as if executed by Executive.

(d)  Remedy for Breach.

Without limiting the remedies which may be available to Company at law or equity, should the Company commence legal action to enforce the provisions of this paragraph 6, in addition to injunctive or other equitable relief, the Company shall be entitled to damages at law and, if successful, to reimbursement by Executive of its reasonable attorneys’ fees and expenses.

7.  Section 409A.

(a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision of such section, and the regulations and guidance promulgated thereunder (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.

(b)  If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of Executive’s termination of employment, such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A. Each payment made under paragraphs 4(f) and 4(g) of this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

(c)  Nothing in this paragraph 7 shall be construed as a guarantee by the Company of any particular tax effect under this Agreement. The Company shall not be liable to Executive for any tax, penalty or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(d)  Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive agrees that Executive will not make any claim against the Company related to tax liabilities arising from Executive’s compensation. Executive further acknowledges and agrees that Executive has not received or relied on any advice from the Company or its attorneys with respect to the taxability of any compensation or benefits provided to Executive under this Agreement.

8.  Governing Law And Arbitration. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the Province of Ontario, without regard to any conflict of law rules. Any action for injunctive relief or to otherwise enforce the provisions of paragraphs 5 and 6 above, may be arbitrated or brought in a court sitting in the Province of Ontario having jurisdiction over the dispute at the Company’s discretion. Any Arbitrable Dispute (as that term is defined in Appendix A) shall be resolved through final and binding arbitration, pursuant to the terms, conditions and procedures detailed in Appendix A hereto. This provision shall survive the termination of this Agreement.

9.  Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by email transmission (if confirmation of the same can be established), nationwide overnight delivery service or by certified mail, addressed, in the case of Executive, to Executive’s residential address as stated above, and in the case of the Company, to the Company’s address as stated above, or to such other address as Executive or the Company may designate in writing to the other party.

10.  Representation. Executive represents that Executive is under no restrictions from any former employer that would prevent Executive from continuing work for the Company in the position described herein and performing all of the Services Executive was hired by the Company to perform. Executive further represents Executive has not and will not take from or bring to the Company any confidential information or proprietary information from any former employer, regardless of whether Executive is bound to a written confidentiality agreement. Miscellaneous.

(a)  Entire Agreement / Merger. Executive and the Company acknowledge and agree that this Agreement constitutes the entire understanding between them relating to the employment of Executive by the Company, and supersedes all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

(b)  Written Amendments. This Agreement may be amended only by a subsequent written agreement signed by Executive and the Company.

(c)  Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. In no event may Executive assign any rights or duties under this Agreement to another person or entity.

(d)  No Waivers. No waiver by either party of or failure to assert any provision or condition of this Agreement or right to be exercised hereunder shall be deemed a waiver of such or similar or dissimilar provisions, conditions or rights.

(e)  Construction and Captions. No provision of this Agreement is to be interpreted for or against any party because that party’s legal representatives drafted it. Captions are inserted for convenience of reference only and shall have no bearing on the interpretation of the Agreement’s terms. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

(f)  Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(g)  Severability. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative, in whole or in part, for any reason, by any court of competent jurisdiction, government authority, arbitrator or otherwise, such holding, declaration or pronouncement shall not effect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date written below.

iAnthus Capital Holdings, Inc.

By:	/s/ Hadley Ford	October 11, 2019
	Hadley Ford	Date
Chief Executive Officer

By:	/s/ Julius Kalcevich	October 15, 2019
	Julius Kalcevich	Date

APPENDIX A - ARBITRATION AGREEMENT

In consideration of this Agreement and as a condition of Executive’s employment at the Company, Executive and the Company mutually agree to binding arbitration pursuant to the following terms:

1. Arbitrable Claims - Any legal controversy arising out of the interpretation or application of the Agreement or relating to Executive’s employment at or termination from the Company or any other manner of Executive’s relationship with the Company (including disputes which do not relate to Executive’s employment at or termination there from), including, but not limited to, any claims, whether past, present, or prospective, arising under common law (e.g., breach of contract, defamation, privacy and tort claims) and similar laws, rules and regulations, but excluding any claims that cannot be waived or relinquished by operation of statute, (hereinafter “Arbitrable Claims”), shall be resolved by binding arbitration. Claims by the Company for injunctive relief involving Executive’s use of Confidential Information, trade secrets or breach of any of the restrictive covenants set forth in Paragraph 5 and 6 of the Agreement may either be arbitrated or brought in court at the Company’s option.

2. Excluded Claims and Charges - It is acknowledged and agreed that the any claims that cannot be waived or relinquished by operation of statute, including (without limitation) the Employment Standards Act, 2000, are not Arbitrable Claims.

3. Persons and Entities Covered - This Agreement applies to any Arbitrable Claims by Executive against any employees, agents, independent contractors, officers, principals, attorneys, parents, subsidiaries, affiliated entities or successor entities of the Company.

4. Tribunal, Forum and Rules of Procedure - All Arbitrable Claims shall be arbitrated in pursuant to the Arbitration Rules of the ADR Institute of Canada, Inc. (the “ADR Institute”). The ADR Institute shall not administer the arbitration, the seat of the arbitration shall be Toronto, Ontario, Canada, there shall be one arbitrator and the language of the arbitration shall be English.

5. Time for Commencing Arbitration Proceeding - All Arbitrable Claims shall be commenced by the filing of a Notice of Request to Arbitrate in accordance with the rules of the ADR Institute, within 365 days from the date of the act(s) or event(s) which give rise thereto, even if there is a federal, provincial or local statute of limitations that may have provided more time to pursue the claim. A copy of the demand for arbitration must be served upon the Company’s Board of Directors.

6. Prehearing Conference/Discovery of Facts

(a) In an attempt to balance the objectives of speedy and cost-effective dispute resolution with the need for enough information to advance and/or defend an Arbitrable Claim, there will be limited disclosure and discovery available to the Company and to Executive.

(b) At least thirty (30) days before the arbitration hearing, the parties or their representatives, if any, will appear at a pre-hearing conference, at which time each party will reveal to the other and exchange information concerning their respective claims, proposed defenses, fact and expert witnesses, exhibits and other documentary materials or evidence intended to be utilized at the hearing. In addition, where appropriate and directed by the arbitrator at the pre-hearing conference, the parties will enter into a stipulation as to uncontested facts within fourteen (14) days prior to the arbitration hearing.

(c) Additional discovery will be available on application to and obtaining an order from the arbitrator, pursuant to the Arbitration Rules of the ADR Institute.

7. Authority of Arbitrator - The parties agree that the arbitrator presiding over an Arbitrable Claim shall apply all relevant statutes and legal precedents there under and shall have the authority to award any equitable or monetary relief available under the applicable law(s) alleged to have been violated. The arbitrator shall additionally have the power and authority to entertain and rule upon motions to dismiss and/or for summary judgment pursuant to the rules, standards and case precedent prevailing under the Ontario Rules of Civil Procedure 12(b)(6) and 56, provided it is reasonably clear that the party opposing the motion has failed to state a legally actionable Arbitrable Claim, will have insufficient evidence to present at the arbitration hearing in support of the Arbitrable Claim or has failed to satisfy his burden of proof during the course of the hearing.

8. Fees and Costs - The fees of the arbitrator shall be split by the parties. The Arbitrator shall have the discretion to render an award of arbitration fees and costs to the prevailing party.

9. Representation by Counsel - Both parties are free to be represented by counsel in connection with any Arbitrable Claim or at any arbitration hearing. All fees and costs of a party’s counsel and any expert witnesses shall be borne exclusively by that party, unless after the conclusion of the arbitration proceeding the arbitrator awards reasonable legal fees to a party as the “prevailing party,” on all or part of any claims, pursuant to a statute alleged to have been violated which provides for such relief, or pursuant to Paragraphs 5(e) or 6(d) of the Agreement.

10. Privacy of Proceedings and Results - Unless otherwise agreed by the parties, the arbitration proceedings and the results thereof may not be reported to or discussed with any news agency or legal publisher or service, or any person or entity not directly involved in the dispute, except the parties’ counsel and financial advisors, Executive’s immediate family, legal advisors and financial advisors, and where: (i) disclosure is relating to any investigation or action by Securities and Exchange Commission or (ii) where required by any other federal, provincial, state or local governmental agency, in which case, Executive shall provide prompt notice of such to the Company.

11. Judicial Proceedings Related To Arbitration Award / Service Requirements - The parties consent to the application of Ontario Arbitration Statutes and to the jurisdiction of the Ontario court, for judgment on an award and for all other purposes in connection with said arbitration and further consent that any notice, process or notice of motion or other application to either of said courts or judges thereof, or of any notice in connection with any arbitration hereunder, may be served by certified or registered mail, return receipt requested, or by personal service, or in such other manner as may be permitted under the Arbitration Rules of the ADR Institute or of either of said courts. Judgment upon the award rendered may be entered by any court having jurisdiction. Any provisional remedy which, but for this Agreement, would be available at law, shall be available to the parties hereto pending the final award of the arbitrator.

12. Preclusive Effect And Bar To Other Proceedings - This arbitration provision precludes litigation or re-litigation in any federal, provincial or local court or any administrative agency or other forum by the parties hereto any Arbitrable Claim that has been, is being, will be, or could or should have been arbitrated under this Agreement, provided that nothing herein shall be construed as prohibiting Executive from exercising his protected right to file a federal, provincial or local governmental agency or to participate in such agency’s investigation of a charge, provided further that Executive is barred by this Agreement from receiving relief from or the right to recover or share in payments of any amounts of money for any reason (including, without limitation, back pay, front pay or other damages, penalties, costs, expenses and legal fees) in any proceeding, including those filed or pending in a court of law or before a governmental agency, except for certain claims filed with the Securities and Exchange Commission, actions to compel arbitration or to enforce an Arbitrator’s award under this Agreement.

13. Severability - Should any portion of this arbitration provision be declared or determined by a court to be illegal or invalid, the court shall have the power to modify the same so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby.

14. Acknowledgment - Executive expressly acknowledges and agrees that Executive has carefully read this arbitration provision; that Executive understands the terms, conditions and significance of this commitment; that Executive has had ample time to consider this provision and to review it with counsel; and that by executing this Agreement, Executive has agreed to this arbitration provision voluntarily and knowingly.